Exhibit 99.1
Contact: TomoTherapy Incorporated
Thomas E. Powell, CFO
608-824-2800
TomoTherapy Announces Fourth Quarter and Full Year Financial Results
Reports $62.1 Million of Revenue, $34.5 Million of Equipment Orders for Fourth Quarter; 19% Increase in Revenues; 57% Increase in Equipment Orders for Full Year
Madison, Wis. — February 18, 2011 — TomoTherapy Incorporated (NASDAQ: TOMO), maker of advanced radiation therapy solutions for cancer care, today released financial results for the fourth quarter and full year ended December 31, 2010.
Fourth Quarter Results
Revenue for the fourth quarter of 2010 was $62.1 million, an increase of 7% from $58.0 million in the fourth quarter of 2009. Revenue from product sales was $48.1 million in the fourth quarter of 2010, up 8% compared to the same quarter last year, and revenue from service and other was $13.9 million in the fourth quarter of 2010, up 5% compared to the same quarter last year. The company reported a fourth quarter 2010 loss from operations of $8.4 million, a $3.3 million increase from the $5.1 million loss from operations for the same quarter last year.
The company incurred a net loss attributable to shareholders of $6.4 million, or $0.12 per share, for the fourth quarter of 2010, compared to a net loss of $3.4 million, or $0.07 per share, for the fourth quarter of 2009. Restructuring charges of $1.9 million, or $0.04 per share, were included in the fourth quarter 2009 results. There were no restructuring charges in 2010.
As of December 31, 2010, the company had $152.1 million of cash, cash equivalents and short-term investments, representing a $12.0 million increase from September 30, 2010. There were no borrowings against the company’s credit facility during the quarter.

For the twelve months ended December 31, 2010, the company received equipment orders of $144.2 million, a 57% increase from orders of $91.8 million for the twelve months ended December 31, 2009. As of December 31, 2010, the company had a revenue backlog of $133.0 million, a 9% decrease from the $146.4 million backlog as of September 30, 2010. The backlog includes $34.5 million of equipment orders received during the fourth quarter of 2010. Backlog includes firm orders that the company believes are likely to ship within the next two years, as well as the minimum payments due to the company under system rental contracts. Backlog does not include any revenue from service contracts, which represents a growing portion of the company’s overall revenue.
“We are pleased with our fourth quarter financial performance, which gave us a strong close to the year,” said Fred Robertson, TomoTherapy’s CEO. “This quarter included a significant milestone for us: the delivery of our first TomoHD™ treatment system. This is a critical achievement, as this product is generating substantial interest with both new and existing customers, and represents the fulfillment of our commitment to the market that we made at ASTRO in 2009. Our year-over-year product revenue growth and 57% increase in year-over-year equipment orders reflect the market’s desire for our new, expanded offerings and enhanced functionality. Service and other revenue also experienced strong growth, as we are making substantial investments to improve the reliability of our systems and minimize the amount of maintenance they require. Additionally, we were able to improve our cash position from the third quarter due to our continued focus on managing our capital.”
Twelve-Month Results
For the twelve months ended December 31, 2010, revenue was $195.4 million, a 19% increase from $164.0 million for the twelve months ended December 31, 2009. Revenue from product sales was $141.4 million in fiscal year 2010, up 17% when compared to 2009, and revenue from service and other was $54.0 million in fiscal year 2010, up 24% compared to 2009.
The company reported a loss from operations of $38.4 million for full-year 2010, a 14% decrease from the loss from operations of $44.9 million during 2009. The company incurred a net loss attributable to shareholders of $29.9 million, or $0.58 per share, for the twelve months ended December 31, 2010, compared to a net loss attributable to shareholders of $37.4 million, or $0.74 per share, for the same period last year.
During 2010, the company’s cash, cash equivalents and short-term investments decreased by $2.3 million. In the same period, the company’s backlog decreased by $2.8 million, from $135.8 million as of December 31, 2009 to $133.0 million as of December 31, 2010.

Outlook
Management expects 2011 revenue to be $215 million to $235 million, with the net loss attributable to shareholders projected to be in the range of ($0.30) to ($0.50) per share.
Robertson concluded, “Our 2010 results reflect the positive impact of our expanded product offering as well as our integrated global sales and marketing efforts, and represents significant progress toward our objective of achieving profitability. We believe that these results validate the initiatives we have implemented, and these initiatives will continue to drive positive results going forward. We have made it easier for hospitals and cancer centers of all kinds to adopt and apply TomoTherapy technology to advance the treatment of cancer and other diseases. Demand for the TomoTherapy solution continues to stabilize in key markets worldwide as evidence emerges on the clinical value of our unique, fully-integrated ring gantry-based radiation therapy solution.”
Investor Conference Call
TomoTherapy will conduct a conference call regarding its fourth quarter 2010 results at 8:00 a.m. ET, February 18, 2011 (7:00 a.m. CT). To hear a live Webcast or replay of the call, visit the Investor Relations page at TomoTherapy.com, where it will be archived for two weeks. To access the call via telephone, dial 1-866-788-0542 from inside the United States or 1-857-350-1680 from outside the United States, and enter pass code 60251994. The replay can be accessed by dialing 1-888-286-8010 from inside the United States or 1-617-801-6888 from outside the United States and entering pass code 24123299. The telephone replay will be available through 11:59 p.m. ET on March 4, 2011.
About TomoTherapy Incorporated
TomoTherapy Incorporated develops, markets and sells advanced radiation therapy solutions that can be used to efficiently treat a wide variety of cancers, from the most common to the most complex. The ring gantry-based TomoTherapy® platform combines integrated CT imaging with conformal radiation therapy to deliver sophisticated radiation treatments with speed and precision while reducing radiation exposure to surrounding healthy tissue. TomoTherapy’s suite of solutions includes its Hi·Art® treatment system, which has been used to deliver more than three million CT-guided, helical intensity-modulated radiation therapy (IMRT) treatment fractions; the TomoHD™ treatment system, designed to enable cancer centers to treat a broader patient population with a single device; and the TomoMobile™ relocatable radiation therapy solution, designed to improve access and availability of state-of-the-art cancer care. TomoTherapy’s stock is traded on the NASDAQ Global Select Market under the symbol “TOMO.” To learn more about TomoTherapy, please visit TomoTherapy.com.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning market acceptance of the company’s technology; growth drivers; the company’s orders, revenue, backlog or earnings growth; future financial results and any statements using the terms “will,” “should,” “believe,” “outlook,” “expect,” “anticipate” or similar statements are forward-looking statements that involve risks and uncertainties that could cause the company’s actual results to differ materially from those anticipated. Such risks and uncertainties include: demand for the company’s products; impact of sales cycles and competitive products and pricing; the effect of economic conditions and currency exchange rates; the company’s ability to develop and commercialize new products; its reliance on sole or limited-source suppliers; its ability to increase gross margins; the company’s ability to meet U.S. Food and Drug Administration (FDA) and other regulatory agency product clearance and compliance requirements; the possibility that material product liability claims could harm future revenue or require the company to pay uninsured claims; the company’s ability to protect its intellectual property; the impact of managed care initiatives, other health care reforms and/or third-party reimbursement levels for cancer care; potential loss of key distributors or key personnel; risk of interruptions to the company’s operations due to terrorism, disease or other events beyond the company’s control; and the other risks listed from time to time in the company’s filings with the U.S. Securities and Exchange Commission, which by this reference are incorporated herein. TomoTherapy assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events or otherwise.

TOMOTHERAPY INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2010	2009	2010	2009

Revenue:
Product	$48,123	$44,634	$141,353	$120,571
Service and other	13,948	13,316	54,010	43,460

Total revenue	62,071	57,950	195,363	164,031

Cost of revenue:
Product	23,189	23,022	69,561	62,801
Service and other	24,017	18,594	78,865	70,284

Total cost of revenue	47,206	41,616	148,426	133,085

Gross profit	14,865	16,334	46,937	30,946

Operating expenses:
Research and development	8,802	7,553	33,530	27,639
Selling, general and administrative	14,457	13,833	51,791	48,180

Total operating expenses	23,259	21,386	85,321	75,819

Loss from operations	(8,394)	(5,052)	(38,384)	(44,873)
Other income (expense):
Interest income	203	577	1,492	2,586
Interest expense	(9)	(11)	(36)	(58)
Other income (expense), net	(284)	(162)	229	(420)

Total other income (expense)	(90)	404	1,685	2,108

Loss before income tax and noncontrolling interests	(8,484)	(4,648)	(36,699)	(42,765)
Income tax expense (benefit)	129	(126)	142	(288)

Net loss	(8,613)	(4,522)	(36,841)	(42,477)
Noncontrolling interests	2,226	1,154	6,917	5,107

Net loss attributable to shareholders	$(6,387)	$(3,368)	$(29,924)	$(37,370)

Weighted-average common shares outstanding — basic and diluted	52,909	51,170	52,034	50,777

Loss per common share — basic and diluted	$(0.12)	$(0.07)	$(0.58)	$(0.74)

TOMOTHERAPY INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	December 31,	December 31,
	2010	2009

ASSETS
Cash and cash equivalents (CPAC balances of $333 and $1,590)	$123,905	$76,108
Short-term investments	28,150	78,225
Receivables, net (CPAC balances of $244 and $0)	32,850	33,559
Inventories, net	49,270	47,669
Prepaid expenses and other current assets (CPAC balances of $74 and $494)	1,816	3,633

Total current assets	235,991	239,194
Property and equipment, net (CPAC balances of $2,941 and $555)	22,026	18,628
Other non-current assets, net (CPAC balances of $106 and $30)	11,545	12,429

TOTAL ASSETS	$269,562	$270,251

LIABILITIES AND EQUITY
Accounts payable (CPAC balances of $103 and $24)	$13,405	$6,269
Notes payable (CPAC balances of $530 and $0)	530	—
Accrued expenses (CPAC balances of $647 and $20)	30,388	19,588
Accrued warranty	5,045	4,173
Deferred revenue	34,033	34,145
Customer deposits	17,483	13,266

Total current liabilities	100,884	77,441
Other non-current liabilities (CPAC balances of $16 and $18)	2,477	5,475

TOTAL LIABILITIES	103,361	82,916
Total shareholders’ equity	162,593	183,424
Noncontrolling interests	3,608	3,911

TOTAL EQUITY	166,201	187,335

TOTAL LIABILITIES AND EQUITY	$269,562	$270,251